Exhibit 99.1

NEWS RELEASE

CONTACT:
Dave Marriott, Gogerty Stark Marriott
206-292-3000
Ernie Johnson, CFO, Cutter & Buck
206-622-4191

Cutter & Buck Announces Appointment of Director

SEATTLE, WASHINGTON March 4, 2005 – Cutter & Buck Inc. (NASDAQ:  CBUK) announced today the appointment of John T. Wyatt, the company’s President and CEO, to the company’s Board of Directors.  Wyatt will join the Board immediately.

As previously announced, Wyatt began his career as a specialty account sales representative for VF Corporation (Vanity Fair brand).  He stayed with VF for 23 years, becoming President of Vanity Fair Intimates Coalition in 1995.  From there he was named President of Intimate Apparel for Warnaco Intimate Apparel in 1997; became Chairman and CEO of Parisian, a Division of Saks, Inc. in 1998; and subsequently assumed the role of President at Warnaco Intimate Apparel.

“We are pleased to welcome Tom to the Board,” said Skip Kotkins, Chairman of the Board’s Corporate Governance, Nominating and Succession Committee.  “Tom’s experience with retail sales and his involvement in the community make him well qualified to serve on our board. His expertise will further strengthen our already strong board,” continued Mr. Kotkins.

Along with Board member Doug Southern, Wyatt will be up for election as a Class II continuing Board member at the 2005 annual shareholders’ meeting.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand.  The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and specialty retail stores.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.